Exhibit 3.1

AMENDMENT NO. 1 TO

THE SECOND AMENDED AND RESTATED BYLAWS OF

COLONY CAPITAL, INC.,

a Maryland corporation

THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED BYLAWS (the “Bylaws”) of Colony Capital, Inc., a Maryland corporation (the “Corporation”), is made as of this 2nd day of June, 2016. The Bylaws of the Corporation are hereby amended by adding a new Article XVI as follows:

ARTICLE XVI

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the right or on behalf of the Corporation, (b) any action asserting a claim of breach of (i) any duty owed by any director, officer, other employee or agent of the Corporation to the Corporation or to the stockholders of the Corporation or (ii) a standard of conduct applicable to directors, (c) any action asserting a claim against the Corporation or any director, officer, other employee or agent of the Corporation arising pursuant to any provision of the MGCL (including, without limitation, Section 2-405.1 thereof), the charter of the Corporation or these Bylaws, or (d) any action asserting a claim against the Corporation or any director, officer, other employee or agent of the Corporation that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XVI. In the event that any action or proceeding described in the preceding sentence is pending in the Circuit Court for Baltimore City, Maryland, any stockholder that is party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management Program.”

EXCEPT AS AMENDED ABOVE, the Bylaws shall continue in full force and effect.

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CERTIFICATE OF THE

SECRETARY OF

COLONY CAPITAL, INC.

The undersigned certifies:

1. That the undersigned is the duly elected and acting Secretary of the Corporation; and

2. That the foregoing Amendment No. 1 to the Second Amended and Restated Bylaws constitutes the entire amendment to the Bylaws as duly adopted by the Board of Directors on the date first written above.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first written above.

/s/ Ronald M. Sanders
Name:	Ronald M. Sanders
Title:	Secretary